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                                                                       EXHIBIT 8


           [MILLER, CANFIELD, PADDOCK AND STONE, P.L.C. LETTERHEAD]


                                August 16, 1995



Comerica Incorporated                       Metrobank
Corporate Secretary                         10900 Wilshire Blvd
Corporate Legal Department                  Los Angeles, CA
500 Woodward Avenue                         90024
33rd Floor
Detroit, Michigan  48226




Gentlemen:

         We have acted as counsel to Comerica Incorporated, a Delaware corporation and bank holding company ("Comerica"), in connection with the contemplated merger (the "Merger") of Comerica Holdings Incorporated, a newly organized California corporation, and a wholly-owned subsidiary of Comerica ("Holdings") with and into Metrobank, a California state-chartered bank ("Metrobank"), pursuant to an amended and restated Agreement and Plan of Reorganization and Merger, dated as of July 31, 1995, amended by a letter Agreement dated August 10, 1995 by and among Metrobank, Holdings and Comerica (the "Merger Agreement").

         Comerica has requested that we deliver this opinion pursuant to
Section 7.1.6 of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied, without independent verification, upon the facts contained in certain statements and representations made by executives of Comerica and Metrobank. We also have assumed that the Merger will be consummated in accordance with the Merger Agreement.
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                  MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

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         We have relied upon and this opinion is conditioned on the accuracy of the representations contained in the attached Representation Certificates from Metrobank and from Comerica and Holdings as being true in all material respects as of the date hereof. These Representation Certificates are attached hereto as Exhibit A and B, respectively. Finally we have relied upon, without independent investigation, and our opinion is conditioned upon, among other things, the initial accuracy of such facts, information, covenants, statements and representations as well as the absence of any change in the foregoing material to this opinion between the date of this opinion and the Closing Date.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions. However, we assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

OPINION

         Based solely upon the foregoing, we are of the opinion that under current law:

                 (i) the Merger will be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and Comerica, Metrobank and Holdings each will be a party to the reorganization within the meaning of Section 368(b) of the Code;

                 (ii) no gain or loss will be recognized by Comerica, Metrobank or Holdings as a consequence of the Merger.

         Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger, or of any transactions related thereto. We are furnishing this opinion to you solely in connection with Section 7.1.6 of the Merger Agreement; this opinion is solely for
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                  MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

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your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

We hereby consent to the references made to us under the heading "THE MERGER -- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus of Comerica and Metrobank and to the filing of this opinion as Exhibit 8 to the Registration Statement on Form S-4 of Comerica. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                                     Very truly yours,


                                     MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.





                                     By:       /s/ Michael A. Indenbaum
                                        ________________________________________
                                                 Michael A. Indenbaum